Exhibit 23.7

Suites 4201 - 03 & 12

42/F, One Island East

Taikoo Place
18 Westlands Road
Quarry Bay
Hong Kong

Tel +852 252

3 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Judy Lee

Marc Parrot

Eliot Simpson

Silver Crest Acquisition Corporation

Suite 3501, 35/F, Jardine House

1 Connaught Place, Central

Hong Kong

9 May 2022

Dear Sirs

Consent of Appleby

We have acted as legal advisors as to the laws of the Cayman Islands to Silver Crest Acquisition Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the Company).

We hereby consent to the reference to our firm under the risk factor heading “Because Silver Crest and THIL are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.” in the proxy statement/prospectus forming a part of the Registration Statement on Form F-4 (the Registration Statement) in relation to the Company and TH International Limited to be filed with the United States Securities and Exchange Commission (the Commission). We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

In giving this consent we do not hereby admit that we are experts within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the Securities Act) or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Appleby

Appleby

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